The Target Portfolio Trust
For the period ended 6/30/06
File number 811-7064

SUB-ITEM 77-D

THE TARGET PORTFOLIO TRUST

Small Capitalization Value Portfolio

Supplement dated March 30, 2006 to
Prospectus and Statement of Additional Information (SAI) dated February 25, 2005

Effective as of March 30, 2006, the Small Capitalization Value
Portfolio (the "Portfolio") of The Target Portfolio Trust has changed certain of its investment policies as discussed below:

Derivatives

In the Prospectus, in the section on page 8 entitled "Principal Risk-Equity Portfolios-Derivatives Risk", the first sentence is removed and replaced with the following:
The International Equity Portfolio and the Small Cap Value Portfolio may use derivatives, including futures and options, as a principal investment strategy to improve its returns or as a hedge to protect its assets. Derivatives present additional risks. See "Debt Portfolios - Derivatives Risk" below.

In addition in the Prospectus, in the section on page 30 entitled
"How the Portfolios Invest - Derivative Strategies", the first sentence is removed and replaced with the following:

Each of the International Equity, International Bond, Total
Return Bond, Intermediate-Term Bond, Small Cap Value and
Mortgage Backed Securities Portfolios may use various derivative strategies to try to improve its returns.

The table of investment risks and rewards, appearing in the section of the Prospectus entitled "How the Funds Invest" is hereby amended by adding Small Cap Value Portfolio as a Portfolio which may invest in derivatives at varying percentages of Portfolio assets.

In the SAI, in the sub-section on page B-19 entitled "Risk
Management and Return Enhancement Strategies", the first sentence is removed and replaced with the following:

Each of the International Equity, Mortgage Backed Securities, Intermediate-Term Bond, Total Return Bond, Small Cap Value and International Bond Portfolios may engage in various portfolio strategies, including using derivatives, to seek to reduce certain risks of its investments and to enhance return.

Future Contracts

In the Prospectus, in the sub-section on page 31 entitled
"Futures Contracts and Related Options; and Foreign Currency
Forward Contracts", the first sentence is removed and replaced with the following:

Each of the International Equity, International Bond, Total Return Bond, Intermediate-Term Bond, Small Cap Value and Mortgage Backed Securities Portfolios may purchase and sell financial futures contracts and related options with respect to, among other things, interest rates, debt securities, aggregates of debt securities, currencies, financial indexes or U.S. Government securities.

In the SAI, in the sub-section on page B-24 entitled "Options on Futures Contracts", the first sentence is removed and replaced with the following:

Each of the International Equity, Intermediate-Term Bond, Mortgage Backed Securities, Total Return Bond, Small Cap Value and International Bond Portfolios may purchase call and put options on futures contracts that are traded on an exchange and enter into closing transactions with respect to such options to terminate an existing position.